For Immediate Release

Ormat Technologies Contact:

Investor Relations Contact:

Dita Bronicki

Todd Fromer / Marybeth Csaby

CEO and President

KCSA Worldwide

+1-775-356-9029

+212-896-1215 / 212-896-1236

dbronicki@ormat.com

tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies Announces Resignation of Director Elon Kohlberg

Reno, Nevada, January 29, 2007– Ormat Technologies, Inc. (NYSE: ORA) today announced the resignation of Elon Kohlberg as a member of the Company's Board of Directors, effective January 26, 2007.  Professor. Kohlberg also had been a member of the Nominating and Corporate Governance Committee of the Company. Professor Kohlberg advised the Company that his resignation is driven by his need to devote more time to his teaching and research commitments.

The Company plans to fill Professor. Kohlberg’s board seat with another independent director within the next few weeks.

Dita Bronicki, Chief Executive Officer of Ormat, stated: “We thank and appreciate Elon Kohlberg for the time he served on our Board and wish him continued success in his academic and teaching career”.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States -- Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines -- Leyte; in Guatemala -- Zunil; in Kenya -- Olkaria; and in Nicaragua -- Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplements filed with the Securities and Exchange Commission on April 5 and December 14, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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